Exhibit 99.1

Motricity Reports Second Quarter 2011 Results

Company Announces CFO Transition

BELLEVUE, Wash., August 9, 2011 — Motricity (Nasdaq: MOTR), a leading provider of mobile Internet services, today announced financial results for the second quarter ended June 30, 2011.

Second Quarter Financial Review:

•	Quarterly revenue of $34.6 million, up 14% year-over-year, with international revenue representing 29% of total revenue, up from 6% year-over-year

•	Adjusted EBITDA of $6.4 million and Adjusted Net Income of $2.0 million

•	Quarterly net loss of $(4.3) million and EPS of $(0.09), including expenses of the Adenyo acquisition, compared to an $(11.6) million net loss in the second quarter of 2010

•	Operating results for the acquired Adenyo business are included from April 14 through June 30, 2011

Management Commentary:

“Motricity made strong operational progress in the quarter, delivering solutions for carrier customers in North America and Asia Pacific, and laying the foundation for growth in mobile marketing and advertising. Our financial results are below our expectations, due to headwinds in our North America carrier business, increased competition in the international market which impacted our ability to close new deals, and a later than expected closing of the Adenyo transaction. We are providing a greater level of revenue detail in this press release on the primary areas of our business - North American Carrier, International Carrier and Mobile Marketing and Advertising – so that investors can better understand our company,” said Ryan Wuerch, chief executive officer of Motricity.

“While our revenue growth was 14% on a year-over-year basis and we generated an Adjusted EBITDA margin of 18%, we are clearly not satisfied with the company’s financial performance or our third quarter outlook. We are increasing expense management efforts to align our costs with our outlook. We believe that Motricity continues to be well positioned to capture opportunities in the rapidly growing mobile technology sector based on our strong carrier relationships and an increasing presence in mobile marketing and advertising, and we are focusing on improving our sales execution to match that of our operations,” said Wuerch.

“At the senior level of management, we are initiating a transition in the CFO position to replace Allyn Hebner, who will assist with the transition. We also made the decision to make another transition in our senior team with Jim Ryan, who has previously served as our Chief Strategy and Marketing and Development Officer and whose responsibilities are now being handled by others,” added Wuerch.

Revenue and Net Loss:

Revenue increased $4.2 million, or 14%, to $34.6 million in the second quarter of 2011 from $30.4 million in the second quarter of 2010. Managed services revenue for the quarter increased $3.9 million, or 18%, and professional services revenue increased $0.3 million, or 4%, compared to the prior year period. The Adenyo business contributed $3.2 million of revenue during the quarter.

Net loss for the second quarter of 2011 was $(4.3) million, compared with a net loss of $(11.6) million for the second quarter of 2010. Second quarter 2011 results include $2.3 million of acquisition transaction and integration and related restructuring costs and $2.7 million of stock-based compensation expense. Stock-based compensation expense in the second quarter of 2010 was $18.2 million primarily related to the vesting of restricted stock as a result of the Company’s initial public offering. Net loss per share was $(0.09) for the second quarter of 2011 compared to a net loss of $(1.95) per share for the second quarter of 2010.

Adjusted EBITDA:

Adjusted EBITDA for the second quarter of 2011 was $6.4 million, up slightly from $6.3 million in the second quarter of 2010. Growth in Adjusted EBITDA was moderated compared to the prior periods due primarily to inclusion of results for the Adenyo business for most of the quarter which was operating at an Adjusted EBITDA loss for the period. The following table reconciles Adjusted EBITDA to net loss for the quarters ended June 30, 2011 and 2010:

	Q2 2011	Q2 2010
	(in millions)	(in millions)
Net loss	$(4.3)	$(11.6)
Other income (expense), net	—	(3.8)
Provision for income taxes	0.2	0.5
Depreciation and amortization	5.5	3.0
Restructuring and asset impairments	0.2	—
Stock-based compensation	2.7	18.2
Acquisition transaction and integration costs	2.1	—

Adjusted EBITDA	$6.4	$6.3

Adjusted Net Income:

Adjusted Net Income for the second quarter of 2011 was $2.0 million, or $0.04 of Adjusted EPS1, compared to Adjusted Net Income of $3.7 million, or $0.09 of Adjusted EPS, for the second quarter of 2010. The year-over-year decline in Adjusted Net Income is primarily due to inclusion of results for the Adenyo business for most of the quarter which was operating at an Adjusted Net Loss for the period. The following table reconciles Adjusted Net Income to net loss for the quarter ended June 30, 2011 and 2010:

	Q2 2011	Q2 2010
	(in millions)	(in millions)
Net loss	$(4.3)	$(11.6)
Amortization of purchased intangibles	1.3	0.4
Restructuring and asset impairments	0.2	—
Stock-based compensation	2.7	18.2
Non-cash tax expense	—	0.5
Fair value adjustment of warrants in other income	—	(3.8)
Acquisition transaction and integration costs	2.1	—

Adjusted Net Income	$2.0	$3.7

[1]	Adjusted EPS reflects Adjusted Net Income divided by Adjusted Shares Outstanding. See the Use of Non-GAAP Measures section for related reconciliations.

Margin:

Adjusted EBITDA margin was 18% in the second quarter of 2011, compared to 21% in the second quarter of 2010. The year-over-year margin decrease results primarily from inclusion of the operating results for the Adenyo business for most of the quarter which was operating at a negative Adjusted EBITDA margin.

Adjusted Net Income margin was 6% in the second quarter of 2011, compared to 12% in the second quarter of 2010. The year-over-year margin decrease resulted primarily from inclusion of the operating results for the Adenyo business for most of the quarter which was operating at a negative Adjusted Net Income margin.

Financial Outlook:

For the third quarter 2011, Motricity expects revenue to be in the range of $31.5 million to $32.5 million. The Company expects to report approximately breakeven results on an Adjusted EBITDA basis, and an Adjusted Net Loss of approximately $(4) million.

The Company’s outlook for the third quarter has been impacted by new competitive dynamics in the international markets, continuing lower levels of North American carrier professional services work and lower managed services revenue, partially offset by accelerating mobile marketing and advertising revenue growth. Expectations for Adjusted EBITDA and Adjusted Net Income are impacted by the revenue outlook. Motricity will continue to provide guidance on a quarterly basis only and is withdrawing any comments previously made regarding the full year given that changes in the international markets have clouded management’s ability to forecast long-term.

Motricity may not generate expected revenues and may incur expenses or charges or realize income or gains in third quarter 2011 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S. and general worldwide economic and related uncertainties as well as the competitive landscape and technological developments, which, along with other uncertainties facing our business, could adversely affect anticipated results.

Conference Call and Webcast Information:

The Motricity second quarter 2011 teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Tuesday, August 9, 2011. To participate on the live call, analysts and investors should dial 877-941-8416 at least ten minutes prior to the call. Motricity will also offer a live and archived webcast of the conference call, accessible from the “Investors” section of the Company’s website at www.motricity.com.

Supplemental Data Schedule

	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011
Revenue
Managed services	$20.3	$20.4	$20.4	$20.9	$21.9	$24.2	$23.3	$23.8	$25.8
Professional services	16.7	7.7	4.9	8.2	8.5	13.7	12.7	8.4	8.8

Total revenues	$37.0	$28.1	$25.3	$29.1	$30.4	$37.9	$36.0	$32.2	$34.6

Revenue details

Managed services	$17.1	$17.2	$17.8	$18.3	$19.4	$21.7	$20.0	$20.3	$19.3
Professional services	16.7	7.7	4.8	7.9	7.3	3.8	4.1	1.6	2.5

Total North American carrier revenue	33.8	24.9	22.6	26.2	26.7	25.5	24.1	21.9	21.8

Managed services	0.4	0.4	0.2	0.2	0.1	0.2	1.0	1.4	1.6
Professional services	—	—	—	0.2	1.2	9.9	8.6	6.7	5.5

Total international carrier revenue	0.4	0.4	0.2	0.4	1.3	10.1	9.6	8.1	7.1

Managed services	2.8	2.8	2.4	2.4	2.4	2.3	2.3	2.1	4.9
Professional services	—	—	0.1	0.1	—	—	—	0.1	0.8

Total mobile marketing and advertising revenue	2.8	2.8	2.5	2.5	2.4	2.3	2.3	2.2	5.7

Percentage of managed services revenue that varies with number of users and transactions	74%	70%	57%	52%	55%	58%	57%	57%	60%

Adjusted EBITDA	$7.4	$5.2	$(0.3)	$3.1	$6.3	$9.0	$9.4	$5.3	$6.4
Adjusted EBITDA margin	20%	19%	-1%	11%	21%	24%	26%	16%	18%
Adjusted Net Income	$4.6	$2.2	$(2.9)	$0.5	$3.7	$6.1	$5.7	$1.3	$2.0
Adjusted Net Income margin	13%	8%	-11%	2%	12%	16%	16%	4%	6%

Adjusted EPS (using Adjusted Shares Outstanding)	$0.11	$0.05	$(0.07)	$0.01	$0.09	$0.15	$0.14	$0.03	$0.04

Capital expenditures
Purchased property and equipment	$(0.9)	$(0.9)	$(0.9)	$(1.2)	$(3.2)	$(0.9)	$(3.0)	$(4.6)	$(2.5)
Capitalization of software development costs	$—	$—	$—	$(1.2)	$(2.8)	$(2.7)	$(2.4)	$(2.2)	$(2.8)

Use of Non-GAAP Measures

This press release includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS (Adjusted Net Income per Adjusted Shares Outstanding). Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not measures of financial performance or liquidity calculated in accordance with accounting principles generally accepted in the U.S., referred to herein as GAAP, and should be viewed as a supplement to, not a substitute for, our results of operations presented on the basis of GAAP. Reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measures are detailed in tables below.

Our non-GAAP measures should be read in conjunction with the corresponding GAAP measures. Adjusted EBITDA and Adjusted Net Income have limitations as analytical tools and you should not consider them in isolation from, or as a substitute for, analysis of our results as reported in accordance with GAAP. Adjusted EBITDA and Adjusted Net Income do not purport to represent cash flow provided by, or used in, operating activities as defined by GAAP.

We define Adjusted EBITDA as net income (loss) before interest expense, provision for income taxes, depreciation and amortization, restructuring expenses, asset impairments and stock-based compensation expense, acquisition transaction and integration costs, interest income and other income (expense), net. We define Adjusted Net Income as net income (loss) before amortization of purchased intangibles, stock compensation expense, restructuring expenses, asset impairments, acquisition transaction and integration costs, non-cash tax expense and the impact from changes in the fair value of warrants. We define Adjusted EPS as Adjusted Net Income divided by Adjusted Shares Outstanding. Adjusted Shares Outstanding reflect the weighted-average common shares outstanding as if the IPO and other adjustments occurred at the beginning of the respective period and also reflect the Series H preferred stock as if it is converted to common stock at the beginning of the relevant period. All outstanding shares of the Series H preferred stock have converted to common stock as of January 3, 2011. Furthermore, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not necessarily comparable to similarly-titled measures reported by other companies.

We believe Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are useful to management, investors and other users of our financial statements in evaluating our operating performance because these financial measures are an additional tool to compare business performance across companies and across periods. We believe that:

•

Adjusted EBITDA is often used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•

investors commonly use Adjusted EBITDA and Adjusted Net Income to eliminate the effect of restructuring, acquisitions and stock-based compensation expenses, which vary widely from company to company and impair comparability.

We use Adjusted EBITDA and Adjusted Net Income:

•	as measures of operating performance to assist in comparing performance from period to period on a consistent basis;

•	as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations;

•	as primary measures to review and assess the operating performance of our company and management team in connection with our executive compensation plan incentive payments; and

•	in communications with our board of directors, stockholders, analysts and investors concerning our financial performance.

The following is a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for each of the quarters ended:

	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011
	(in millions)
Net income (loss)	$(3.2)	$(1.8)	$(4.4)	$(1.5)	$(11.6)	$3.3	$2.9	$(6.1)	$(4.3)
Other income (expense), net	0.2	1.3	—	0.3	(3.8)	—	0.2	—	—
Provision for income taxes	0.4	0.5	0.5	0.5	0.5	0.7	0.5	0.5	0.2
Depreciation and amortization	3.2	3.3	3.0	2.9	3.0	3.0	3.5	4.4	5.5
Restructuring and asset impairments	6.2	1.3	0.1	0.4	—	—	—	0.3	0.2
Stock-based compensation*	0.6	0.6	0.5	0.5	18.2	2.0	2.3	2.1	2.7
Acquisition transaction and integration costs	—	—	—	—	—	—	—	4.1	2.1

Adjusted EBITDA	$7.4	$5.2	$(0.3)	$3.1	$6.3	$9.0	$9.4	$5.3	$6.4

*- Stock-based compensation for the quarter ended June 30, 2010 includes $17.5 million related to vesting of restricted stock granted previously based upon completion of Motricity’s initial public offering.

The following is a reconciliation of Adjusted Net Income to net income (loss), the most directly comparable GAAP measure, for each of the quarters ended:

	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011
	(in millions)
Net income (loss)	$(3.2)	$(1.8)	$(4.4)	$(1.5)	$(11.6)	$3.3	$2.9	$(6.1)	$(4.3)
Amortization of purchased intangibles	0.4	0.3	0.3	0.4	0.4	0.4	0.4	0.4	1.3
Restructuring and asset impairments	6.2	1.3	0.1	0.4	—	—	—	0.3	0.2
Stock-based compensation*	0.6	0.6	0.5	0.5	18.2	2.0	2.3	2.1	2.7
Non-cash tax expense	0.4	0.5	0.5	0.5	0.5	0.4	0.1	0.5	—
Fair value adjustment of warrants in other income	0.2	1.3	0.1	0.2	(3.8)	—	—	—	—
Acquisition transaction and integration costs	—	—	—	—	—	—	—	4.1	2.1

Adjusted Net Income (Loss)	$4.6	$2.2	$(2.9)	$0.5	$3.7	$6.1	$5.7	$1.3	$2.0

* - Stock-based compensation for the quarter ended June 30, 2010 includes $17.5 million related to vesting of restricted stock granted previously based upon completion of Motricity’s initial public offering.

The following is a reconciliation of Adjusted EPS to EPS, the most directly comparable GAAP measure, for each of the quarters ended:

	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011
Net income (loss) per share	$(1.55)	$(1.31)	$(1.79)	$(1.38)	$(1.95)	$0.07	$0.06	$(0.15)	$(0.09)
Accretion of redeemable preferred stock and preferred stock dividends	1.01	1.01	1.04	1.11	0.66	0.01	0.01	—	—
Amortization of purchased intangibles	0.07	0.05	0.06	0.07	0.04	0.01	0.01	0.01	0.03
Restructuring and asset impairments	1.05	0.22	0.02	0.07	—	—	—	0.01	—
Stock-based compensation	0.09	0.10	0.09	0.09	2.04	0.05	0.06	0.05	0.06
Non-cash tax expense	0.07	0.09	0.08	0.08	0.05	0.01	0.01	0.01	—
Fair value adjustment of warrants in other income	0.04	0.22	—	0.05	(0.43)	—	—	—	—
Acquisition transaction and integration costs	—	—	—	—	—	—	—	0.10	0.04
Share count adjustments assuming IPO occurred at the beginning of the year	(0.67)	(0.32)	0.43	(0.08)	(0.32)	(0.01)	(0.01)	—	—

Adjusted EPS	$0.11	$0.06	$(0.07)	$0.01	$0.09	$0.15	$0.14	$0.03	$0.04

The following is a reconciliation of Adjusted Shares Outstanding to Basic Shares Outstanding, the most directly comparable GAAP measure, for each of the quarters ended:

	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011
	(in millions)
Basic shares outstanding for the quarter ended	5.9	5.9	5.7	5.7	8.9	38.0	38.6	42.3	45.3
Assume IPO occurred at the beginning of the year	6.0	6.0	6.0	6.0	5.1	—	—	—	—
Assume preferred stock conversion occurred at the beginning of the year	26.1	26.1	26.1	26.1	23.8	—	—	—	—
As converted impact of Series H	2.4	2.4	2.4	2.4	2.4	2.4	2.4	—	—
Vested restricted stock	0.5	0.6	0.7	0.8	0.9	1.0	1.0	—	—

Adjusted Shares Outstanding for the quarter ended	40.9	41.0	40.9	41.0	41.1	41.4	42.0	42.3	45.3

This press release also includes an outlook for the third quarter 2011 non-GAAP Adjusted Net Income. Motricity is unable to reconcile its guidance to GAAP net income because we do not predict the future impact of special items due to the difficulty of doing so. In the past, the impact of special items has been material to our operating results computed in accordance with GAAP. We note that such information is not in accordance with GAAP and should not be viewed as a substitute for GAAP information.

Forward-Looking Statements

Statements made in this release and related statements that express Motricity’s or its management’s intentions, indications, beliefs, expectations, guidance, estimates, forecasts or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. They include, without limitation, statements regarding; our view of general economic and market conditions; and our revenue, expense, earnings or financial outlook for the fiscal third quarter of 2011 or any current or future period. They also include statements about our ability to develop, produce, market, license or sell our products, solutions and services, compete domestically and internationally, reduce or control expenses, improve efficiency, realign resources, continue operational improvement and meet year-over-year or sequential performance expectations, and about the applicability of accounting policies used in our financial reporting. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. Actual results may differ from those expressed or implied in our forward-looking statements.

Such forward-looking statements involve and are subject to certain risks and uncertainties that may cause our actual results to differ materially from those discussed in a forward looking statement. These include, but are not limited to: our reliance on a limited number of customers for a substantial portion of our revenues, including the pressures on pricing and contract terms from customers with substantial purchasing power and further consolidations in the telecommunications industry; the highly competitive nature of the mobile services industry in which many of our competitors have significantly greater resources, which they are using to support significantly discounted pricing; the rapid technological changes in the mobile data services industry, which could render our existing services obsolete; our ability to attract and retain key employees and qualified personnel; our ability to expand internationally; economic and political risks related to our international operations, including longer accounts receivable payment cycles and difficulties in collecting accounts receivable; risks of new product offerings reducing our customers’ influence over access to mobile data services; the long sales cycles for our services; our long history of net operating losses; our ability to integrate our acquisition of Adenyo and any future acquisitions and business combinations effectively; our extensive reliance on a single development vendor; the impact of worldwide economic conditions and related uncertainties and the health of and prospects for the overall mobile services industry; risks related to the use and protection of proprietary information, including our ability to safeguard third party confidential information; our ability to develop strategies to address our markets successfully and to meet customer demands with respect to products, services, support and service level commitments; disruptions in datacenters services and other capacity constraints; uncertainties inherent in the development of new products and services and the enhancement of existing products and services, including technical risks, cost overruns and delays; our ability to tailor our complex solutions to our customers’ needs; our ability to utilize net operating losses; our reliance on third parties to develop content and applications, customer acceptance of such offerings and our liability with respect to such content; undetected software errors in our products and indemnity obligations and claims relating to our products and services; our ability to manage growth; impairment losses related to goodwill, intellectual property and equipment; actual or perceived security vulnerabilities in mobile devices; the impact of changing governmental regulations and our ability to comply therewith; risks related to the commercialization of open source software we use; the sufficiency of our liquidity and capital resources and our ability to raise additional capital; the influence and control our principal stockholders may exert; and other uncertainties described more fully in our filings with the Securities and Exchange Commission.

About Motricity, Inc.

Motricity (Nasdaq:MOTR) empowers mobile operators, brands and advertising agencies to maximize the reach and economic potential of the mobile ecosystem through the delivery of relevance-driven merchandising, marketing and advertising solutions. Motricity leverages advanced predictive analytics capabilities to deliver the right content, to the right person at the right time. Motricity provides their entire suite of mobile data service solutions through one, integrated, highly scalable managed service platform. Motricity’s unique combination of technology, expertise and go-to-market approach deliver definitive return-on-investment for our mobile operator, brand and advertising agency customers. For more information, visit www.motricity.com or follow the company on Twitter @motricity.

Motricity

Media Contact:

Meghan Graves, Sr. Manager, Global Corporate Communication

(425) 638-8211

Meghan.Graves@motricity.com

Investor Relations Contact:

Alex Wellins

The Blueshirt Group

(415) 217-5861

alex@blueshirtgroup.com

Motricity, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	June 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$2,978	$78,519
Restricted short-term investments	—	335
Accounts receivable, net of allowance for doubtful accounts of $483 and $446 respectively	49,925	29,438
Prepaid expenses and other current assets	7,945	6,698

Total current assets	60,848	114,990
Property and equipment, net	25,874	24,339
Goodwill	150,051	74,658
Intangible assets, net	42,107	17,693
Other assets	1,225	134

Total assets	$280,105	$231,814

Liabilities, redeemable preferred stock and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$30,053	$16,822
Accrued compensation	5,781	13,666
Deferred revenue, current portion	1,312	746
Other current liabilities	3,708	981

Total current liabilities	40,854	32,215
Deferred revenue, net of current portion	19	131
Deferred tax liability	8,151	5,328
Other non-current liabilities	1,374	714

Total liabilities	50,398	38,388

Redeemable preferred stock	—	49,862

Stockholders’ equity
Common stock, $0.001 par value, 625,000,000 shares authorized; 46,388,406 and 40,721,754 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	46	41
Additional paid-in capital	565,239	467,565
Accumulated deficit	(334,498)	(324,088)
Accumulated other comprehensive income (loss)	(1,080)	46

Total stockholders’ equity	229,707	143,564

Total liabilities, redeemable preferred stock and stockholders’ equity	$280,105	$231,814

Motricity, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Managed services	$25,800	$21,912	$49,553	$42,793
Professional services	8,826	8,496	17,287	16,695

Total revenues	34,626	30,408	66,840	59,488

Operating expenses
Direct third party expenses	4,469	2,408	9,159	3,713
Datacenter and network operations, excluding depreciation	5,902	7,595	12,915	15,629
Product development and sustainment, excluding depreciation	8,016	6,182	14,481	14,364
Sales and marketing, excluding depreciation	4,891	3,351	9,078	7,006
General and administrative, excluding depreciation	7,695	22,809	14,358	28,073
Depreciation and amortization	5,477	2,980	9,850	6,021
Acquisition transaction and integration costs	2,155	—	6,227	—
Restructuring	129	—	470	407

Total operating expenses	38,734	45,325	76,538	75,213

Operating loss	(4,108)	(14,917)	(9,698)	(15,725)

Other income (expense), net Other expense	5	3,796	3	3,538
Interest and investment income, net	—	(1)	26	(1)

Other income, net	5	3,795	29	3,537

Loss before income taxes	(4,103)	(11,122)	(9,669)	(12,188)
Provision for income taxes	166	468	741	935

Net loss	(4,269)	(11,590)	(10,410)	(13,123)
Accretion of redeemable preferred stock	—	(5,683)	—	(11,911)
Series D1 preferred dividends	—	(160)	—	(332)

Net loss attributable to common stockholders	$(4,269)	$(17,433)	$(10,410)	$(25,366)

Net loss per share attributable to common stockholders - basic and diluted	($0.09)	($1.95)	($0.24)	($3.45)

Weighted-average common shares outstanding - basic and diluted	45,266,689	8,928,242	43,784,645	7,349,416